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                     January 3, 2024

       Vivien Weiwei Wang
       Chief Financial Officer
       iHuman Inc.
       Floor 8, Building B
       No. 1 Wangjing East Road
       Chaoyang District, Beijing 100102
       People   s Republic of China

                                                        Re: iHuman Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39591

       Dear Vivien Weiwei Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Peng Dai, Chief
Executive Officer